Exhibit 5.1

Our File No.	17309L-216647
Date	June 6, 2013

Vitran Corporation Inc.

185 The West Mall, Suite 701

Toronto, Ontario M9C 5L5

Dear Sirs:

We are counsel to Vitran Corporation Inc., an Ontario corporation (the “Registrant”), and in such capacity, we have acted as counsel for the Registrant in connection with the registration under the Securities Act of 1933, as amended, of 800,000 common shares in the capital of the Registrant (the “Shares”), issuable pursuant to the Registrant’s Amended and Restated Stock Option Plan (the “Plan”).

In connection with the opinions herein expressed, we have examined such documents and corporate records of the Registrant as we have deemed necessary as the basis for such opinions. We have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, telecopied or photostatic copies or facsimiles thereof. We have examined the Registrant’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission with respect to the Shares (the “Registration Statement”).

We are qualified to practice law in the Province of Ontario and the opinions expressed herein are based on and limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein in effect as of the date hereof.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be duly and validly issued as fully paid and non-assessable common shares in the capital of the Registrant.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ McMillan LLP